MOORE & ASSOCIATES
CHARTERED
ACCOUNTANTS AND ADVISORS

July 12, 2007

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington DC 20549

Dear Ladies and Gentlemen:

We are the former independent auditors for Yellowcake Mining Inc. (the "Company"). We have read the Company's current report on Form 8-K, dated June 1, 2007, and are in agreement with the statements regarding our firm as included in Item 4.01 of the Form 8-K to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

Moore & Associates

Moore & Associates

2675 S. Jones Boulevard, Suite 109 • Las Vegas, NV 89146 • (702) 253-7499 • Fax (702) 253-7501